Exhibit 10.20
ARIZONA CHEMICAL COMPANY, LLC
U.S. SALARIED EMPLOYEE SEVERANCE PLAN
AND
SUMMARY PLAN DESCRIPTION
Amended and Restated
Effective May 1, 2010

The Severance Plan
     Arizona Chemical Company, LLC (the “Company”) has established this U.S. Salaried Employee Severance Plan (the “Plan”) to provide a termination allowance for eligible employees. This booklet combines the Plan document as well as the summary plan description for the Plan in a single document. Throughout this Plan, the term “Plan Administrator” is used to refer to the Company in its limited fiduciary role of interpreting the Plan and determining eligibility for benefits. If you have any questions about the Plan, you should contact the Company’s Human Resources department at the phone numbers listed on page 9 of this booklet. The Plan supersedes any other existing severance pay plans, programs or practices for eligible employees of the Company.
Who is Eligible
     You are eligible to participate in the Plan if you are employed within the United States or on an expatriate assignment and are a regular, full-time salaried employee of the Company.
     You will not become a participant in the Plan unless you are specifically designated to participate in the Plan through written notice of your participation provided by the Plan Administrator.
Who is Not Eligible
     You will not be eligible to participate in the Plan if, at the time your employment with the Company terminates, you are any of the following:
•	Employees in cooperative studies and intern programs and employees regularly scheduled to work twenty (20) hours per week or less;

•	Independent contractors and individuals hired through third-party payroll services, even if later reclassified as employees as a result of an audit by a government agency;

•	Individuals performing services for the Company who are paid through accounts payable, as distinguished from the payroll system;

•	Employees of the Company who have not been specifically designated to participate in the Plan through written notice provided by the Plan Administrator;

•	Individuals who are leased employees within the meaning of Section 414(n) of the Internal Revenue Code of 1986, as amended (the “Code”);

•	Employees who have an employment agreement whose terms expressly supersede those of the Plan or other severance plans, programs, or practices of the Company in general;

•	Employees who have terminated employment with the Company prior to the effective date of the Plan;

•	Employees on extended (more than 30 days) unpaid leave of absence, other than legally-protected family, medical or military-related leaves of absence, except to the extent eligibility is required by applicable law;

•	Employees who waive participation in the Plan in writing; and

•	Anyone else whom the Plan Administrator, in its discretion, determines is ineligible to participate in the Plan.
Termination Events for Which Termination Allowance is Payable
     You are eligible for a termination allowance under the Plan if your employment is involuntarily terminated by the Company under any of the following circumstances, provided you continue working until the management-determined job completion date and sign a termination agreement acceptable to the Company:
•	Elimination of your job, including a permanent reduction in the work force for an indefinite period of time;

•	Closing, relocation or sale of a facility that does not result in an offer of a position as of the date of closing, relocation or sale that the Plan Administrator deems suitable, either with the Company, the purchaser of the facility in question or a contractor engaged by the purchaser of the facility in question to manage any facility operation;

•	Closing, relocation or sale of a facility that results in an offer of a position as of the date of the closing, relocation or sale that the Plan Administrator deems suitable, either with the Company, the purchaser of the facility in question or a contractor engaged by the purchaser of the facility in question to manage any facility operation which requires relocation and which you do not accept;

•	Your failure or inability to perform your job in an acceptable manner as determined by the Company provided you have made reasonable efforts to achieve the required level of performance; or

•	You are released to return to work by your attending physician following a period of disability for which you were entitled to benefits under the

Company’s Salary Continuance Plan (including offsets for state-mandated disability benefits and workers’ compensation benefits) and your employment is terminated under any of the above circumstances.

•	Any other event that the Plan Administrator deems suitable for eligibility for Termination Allowance hereunder.
Termination Events for Which Termination Allowance is Not Payable
     You are not eligible for a termination allowance if your employment is terminated under any of the following circumstances:
•	Voluntary resignation, including resignation prior to the management-determined job completion date;

•	Voluntary retirement under a Company-sponsored retirement plan;

•	Your death;

•	You are determined to be eligible for and commence benefits under the Company’s long-term disability plan, regardless of how long such benefits continue;

•	You are released to return to work by your attending physician following a period of disability for which you were entitled to benefits under the Company’s Salary Continuance Plan (including offsets for state-mandated disability benefits and workers’ compensation benefits) and do not return to work;

•	Discharge for cause such as, but not limited to, misconduct or other activity detrimental to the business interest or reputation of the Company or continued unsatisfactory job performance without making reasonable efforts to improve. Examples of misconduct are insubordination, protracted or repeated absence from work without permission, illegal activity, disorderly conduct, etc. Determinations of “cause” will be made by the Plan Administrator in its discretion;

•	Closing, relocation or sale of a facility that results in an offer of a position as of the date of closing, relocation or sale that the Plan Administrator deems suitable, either with the Company, the purchaser of the facility in question or a contractor engaged by the purchaser of the facility in question to manage any facility operation which does not require relocation or which requires relocation and which you accept;

•	Termination because, when facing involuntary termination, you fail to accept a job deemed suitable by the Plan Administrator at a location which does not require relocation; and

•	Any other termination event that the Plan Administrator, in its discretion, determines is not a covered termination for purposes of the Plan.
     Suitable — An offer of a position is deemed suitable by the Plan Administrator if it is a position for which you are qualified based on your background, training or education and does not involve a material reduction in base pay. Your acceptance of a position is conclusive evidence of suitability. Determinations of suitability will be made by the Plan Administrator in its discretion.
     Relocation — A new job qualifies as a relocation if the new principal place of work is at least 50 miles farther from your residence than your current place of work.
Special Rules for Asset Sales and Outsourcing
     When a sale of assets or outsourcing of a business or function occurs, an employee who is not offered a job by the buyer or outsourced vendor that the Plan Administrator deems suitable is eligible for a termination allowance provided the employee has complied with the following conditions:
•	The employee must participate in any hiring process established by the buyer or outsourced vendor and must sign a release:

•	Allowing the Company to provide any employee records or other information required by the buyer or outsourced vendor; and

•	Allowing the buyer or outsourced vendor to notify the Company if the buyer or outsourced vendor does not extend a job offer to the employee as the result of the employee’s failure to pass a required drug or alcohol test.

•	The employee may not take any measures directly or indirectly, to discourage or inhibit the buyer or outsourced vendor from extending a job offer.

•	The employee must remain employed by the Company until the management-determined job completion date.
     If the employee is not made an offer by the buyer or outsourced vendor as the result of the employee’s failure to pass the required drug or alcohol test, the employee must participate in a drug or alcohol treatment program, complete the recommended course of treatment and provide the Company with evidence from the drug or alcohol treatment program provider of the employee’s participation in and completion of the recommended drug or alcohol treatment program.
How the Plan Works
Termination Allowance Calculations
     If you are eligible for a termination allowance, the Plan Administrator shall determine the amount of your termination allowance in its sole and absolute discretion. The amount of the termination allowance may be reduced by any amounts which you owe the Company (such as cash advances, outstanding loans, applicable relocation and education assistance reimbursements, etc.). In addition, if you are on an expatriate assignment at the time of your termination of employment, the amount of the termination allowance may be reduced by the amount of any statutory severance to which you are entitled under the laws of the country of assignment due to your termination of employment.
     Except as otherwise determined, in the Plan Administrator’s sole and absolute discretion, the termination allowance under the Plan shall not exceed the employee’s gross annual base salary at the time of termination of employment.
Plant Closing or State-Mandated Benefits
     To the extent that any federal, state or local laws, including, without limitation, so-called “plant closing” laws, require the Company to make a payment of any kind to you because of your involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change of control, or any other similar event or reason, the benefits that would otherwise be provided under this Plan may be offset, in whole or in part, by the amount that the Company is required to pay you pursuant to such law. Accordingly, you may not receive both the required payments under such laws and full benefits under this Plan. To the extent any federal, state or local laws require that the Company give advance notice that your employment will be terminated, the written notice of your participation in the Plan provided by the Plan Administrator will be applied towards any such notice requirement imposed by applicable law.
Other Benefit Coverage
     Unless and to the extent otherwise provided in your termination agreement, your and your dependents’ participation in all other employee benefit plans sponsored by the Company shall cease as of the date on which you terminate employment. These plans may include, but are not limited to: company paid and optional life insurance, accidental death and dismemberment, short term disability, long term disability, dependent care reimbursement and any other voluntary benefits in which you and your dependents may participate. Contributions to and/or benefit accruals under the Company’s 401(k) plan shall also cease as of the date of your termination of employment in accordance with the terms of the plan.
How the Termination Allowance is Paid
Time and Form of Payment
     If you are eligible for a termination allowance, it will be paid to you in a single cash lump sum on the scheduled pay date for the payroll period in which the later of the following occurs: (i) your last day of employment; or (ii) you sign the required termination agreement and any revocation period required by law with respect to a release contained in the agreement has expired.
     If you die after becoming entitled to a termination allowance under the Plan but before the termination allowance has been paid to you, the termination allowance will be paid to your estate.
Termination Agreement and Release
     As a condition for receiving a termination allowance under the Plan, you must sign a termination agreement in a form provided by the Company, containing a waiver and general release of claims against the Company, and the release must become effective in accordance with its terms. If you fail or refuse to sign the termination agreement or revoke the release in accordance with its terms, you will not be entitled to receive a termination allowance under the Plan. If you violate any of the provisions of the termination agreement or file a lawsuit or other claim asserting any claim or demand within the scope of the release (whether or not such claim is valid), the Company and other beneficiaries of the release will retain all rights and benefits of the release and, in addition and to the extent permitted by law, will be entitled to cancel any and all future obligations of the Company under the Plan and recoup the value of all payments and benefits paid under the Plan, together with its costs and attorneys’ fees.
Taxes and Withholdings
     The termination allowance is subject to all applicable federal and state withholding taxes, including employment and income taxes, and any other deductions or withholdings required by law, including, but not limited to, wage attachments for child support and bankruptcy payments.
General Administration of the Plan
     This booklet is the combined plan document and summary plan description constituting the Company’s U.S. Salaried Employee Severance Plan. The Plan is subject to and intended to comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

     If you have any questions about any of the information in this booklet, please contact the Company’s Human Resources department at the following phone number: (904) 928-8928.
     The following sections will explain more about how the Plan is administered and your legal rights under ERISA:
Plan Sponsor & Administrator
     The benefit plan described in this booklet is sponsored by the Company. The Company’s address and phone number are:
4600 Touchton Road East
Building 100—Suite 1500
Jacksonville, FL 32246
(904) 928-8928
     The Company is also the “Plan Administrator” of the Plan. Service of legal process may be made upon the Plan Administrator at the address shown above.
     The Plan Administrator has the authority, responsibility and discretion to determine all questions of eligibility and status and has the right to interpret the provisions of the Plan. The Plan Administrator may delegate all or any portion of its authority with respect to the administration of the Plan to a committee or to any officer or officers of the Company in its discretion.
     The Plan Administrator’s powers and responsibilities include, but are not limited to, the following:
•	adopting and enforcing such rules and regulations that it deems necessary or appropriate for the administration of the Plan in accordance with applicable law;

•	interpreting the Plan, in its sole discretion, its interpretation to be finally and conclusively binding on any employee, participant or other party claiming an interest in or under the Plan;

•	deciding all questions of fact or law concerning the Plan, in its sole discretion, including without limitation the eligibility of any person to participate in the Plan and the type and amount of benefits payable under the Plan; and

•	appointing such agents, counsel, accountants and consultants as may be required to assist in administering the Plan.
Administrative Information

     The Plan is a welfare plan that provides severance benefits. The Plan has been assigned the number 501 and its official name is the Arizona Chemical Company, LLC U.S. Salaried Employee Severance Plan. The plan year ends on December 31 each year.
All benefits payable under the Plan are paid from the Company’s general assets.
Employer Identification Number
     The IRS has assigned the employer identification number 13-0445587 to Arizona Chemical Company, LLC. If you need to correspond with a governmental agency about the Plan, use this number along with the Plan name and the Company’s name.
Plan Description
     The Company is responsible for providing, upon request, this summary plan description to the U.S. Department of Labor in Washington, D.C.
Amendment and Termination
     The Company, as sponsor of the Plan, reserves the right to modify, amend, suspend or terminate the Plan in any respect, in whole or in part, at any time. You will be notified of any material changes.
Claims Review
Right to File Claim
     You (or any other person claiming an interest in or under the Plan) (a “claimant”) are entitled to file a claim for benefits under the Plan. Unless otherwise provided by the Plan Administrator, the claim is required to be in writing and submitted to the Company’s Vice President of Human Resources. The Vice President of Human Resources may delegate his or her authority to hear and render a decision on your claim to any other person or committee of persons of his or her choosing. Except as otherwise provided under “Review Procedure” below, the Vice President of Human Resources, or such person or committee of persons to whom the Vice President of Human Resources has delegated his or her authority in accordance with this section, shall be the Plan Administrator for purposes of the remainder of this section. For purposes of this section, any action required or authorized to be taken by a claimant may be taken by the claimant’s authorized representative.
     A claimant or his or her representative must submit a claim for benefits within a reasonable period of time after the date such benefit was, or was purported to be, available to the claimant. The Plan Administrator has the discretion to determine whether a claim for benefits was submitted within a reasonable period of time. All claims must adequately state the basis for the claim including a statement of all pertinent facts, except to the extent expressly waived by the Plan Administrator. The Plan Administrator may prescribe additional procedural requirements for claims, not inconsistent with the above.

In the event a request for benefits fails to comply with the Plan’s procedures for making a claim, the Plan Administrator will notify the claimant and the claimant’s representative, if any, of this failure and of the Plan’s procedures for properly making a claim for benefits. Failure to follow the requirements of this section will result in the denial of the claim submitted. If the claimant submits a deficient claim, the claimant will not be deemed to have exhausted his or her administrative remedies under the Plan.
Time for Decision on the Claim
     A claimant’s benefit claims will be entitled to consideration and review as provided in Section 503 of ERISA and in this section. Upon receipt of any properly submitted, written claim for benefits, the Plan Administrator will give due consideration to the claim presented. The Plan Administrator will notify the claimant and the claimant’s representative, if any, of the Plan’s benefit determination within a reasonable period of time after receipt of the claim, but not later than ninety (90) days after receipt of the claim by the Plan, unless additional time is needed as provided in the next paragraph.
     If special circumstances require an additional extension of time for processing the claim, the Plan Administrator will provide the claimant and the claimant’s representative, if any, with a written notice of extension prior to the termination of the initial ninety (90) day review period described above. In no event will such an extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the benefit determination. The notice shall also explain the standards on which entitlement to a benefit is based, any unresolved issues that prevent a decision on the claim, and any additional information needed to resolve these issues.
Notification of Denial
     If there is any adverse benefit determination with respect to a claim, the Plan Administrator will furnish the claimant and the claimant’s representative, if any, with a written or electronic notice setting forth in a manner calculated to be understood by the claimant:
•	the specific reason(s) for the adverse benefit determination;

•	reference to the specific Plan provision(s) on which the determination is based;

•	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

•	a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
     Any electronic notification given by the Plan Administrator to a claimant under this section shall comply with the standards imposed by applicable Department of Labor regulations.
     The term “adverse benefit determination” means any of the following: a denial, reduction, or termination of, or a failure to provide or make payment (in whole or in part) for, a benefit, including any such denial, reduction, termination, or failure to provide or make payment that is based on a determination of a claimant’s eligibility to participate in the Plan.
Right to Review
     If a claimant receives an adverse benefit determination under this section, the claimant or the claimant’s representative may appeal the determination, for a full and fair review of the claim and the adverse benefit determination. An appeal under this section must be filed with the Plan Administrator by written notice within sixty (60) days after the claimant’s receipt of the notice of the adverse benefit determination under this section. The claimant should state his or her name and address, the fact the he or she is disputing the adverse benefit determination, the date of the initial notice of the adverse benefit determination, the reason(s) for disputing the adverse benefit determination, and any other information reasonably required in order to make a determination upon review. A claimant’s failure to file a request for review within 60 days shall constitute his or her waiver of the right to have the denial of the claim reviewed.
Review Procedure
     If the adverse benefit determination was rendered by a person or committee of persons to whom the Vice President of Human Resources delegated his or her authority pursuant to this section, then the review will be conducted by the Vice President of Human Resources. If the initial benefit determination was rendered by the Vice President of Human Resources, then the review will be conducted by a claims review committee appointed by the Company. The Vice President of Human Resources, or the claims review committee appointed by the Company, as the case may be, shall be the Plan Administrator for purposes of the remainder of this section. The claims review committee will be composed of one or more officers of the Company, not including the Vice President of Human Resources or any officer subordinate to the Vice President of Human Resources.
     The claimant or the claimant’s representative may submit written comments, documents, records, and other information relating to the claim for benefits. The claimant and the claimant’s representative, if any, will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. The review on appeal shall take into account all comments, documents, records, and other information submitted by the claimant or the claimant’s representative relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
Time for Decision on Review
     Except as provided below, the Plan Administrator will notify the claimant of the Plan’s decision on the appeal within a reasonable period of time, but not later than sixty (60) days after the Plan’s receipt of the claimant’s request for review of an adverse benefit determination, unless special circumstances require an extension of time for processing, in which case the claimant will be notified in writing before the end of the initial 60 day period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review. The Plan’s decision on the appeal will be rendered no later than one hundred twenty (120) days after receipt of a request for review.
Notification of Determination on Review
     The Plan Administrator will provide the claimant and the claimant’s representative, if any, with written or electronic notification of the Plan’s determination on the appeal. Any electronic notification will comply with the applicable Department of Labor regulations. In the case of an adverse benefit determination on appeal, the notification shall set forth, in a manner calculated to be understood by the claimant:
•	the specific reason or reasons for the adverse benefit determination;

•	reference to specific Plan provisions on which the benefit determination is based;

•	a statement that the claimant and the claimant’s representative, if any, are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits; and

•	a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.
     The Plan Administrator’s decision shall be final, conclusive and binding on the Plan, the Company, the participants and any other person claiming an interest in the Plan.
Your ERISA Rights
     As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:
Receive Information About Your Plan and Benefits

•	Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as work sites, all documents governing the Plan, including a copy of the latest annual report (Form 5500 series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•	Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 series) and an updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.
Prudent Actions by Plan Fiduciaries
     In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.
Enforce Your Rights
     If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
     Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of the Plan document from the Plan Administrator and do not receive it within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance form the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Assistance with Your Questions
     If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Ave., N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
Miscellaneous
Exclusive Benefit
     This Plan has been established and is maintained for the exclusive benefit of Plan participants.
Non-Alienation of Benefits
     No benefit, right or interest of any Plan participant shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, seizure, attachment or legal, equitable or other obligations of such person, except as otherwise required by law.
No Contract of Employment
     Neither the establishment nor the existence of the Plan, nor any modification thereof, shall operate or be construed so as to create a contract of employment with any employee, obligate the Company to continue the service of any employee, or affect or modify the terms of an employee’s employment in any way.
Governing Laws
     The Plan shall be enforced according to the laws of the State of Florida, to the extent not preempted by federal law, which shall otherwise control.
Severability
     If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed and enforced as if such invalid or unenforceable provision had not been included herein.
Construction
     The captions contained herein are inserted only as a matter of convenience and for reference, and in no way define, limit, enlarge or describe the scope or intent of the Plan, nor in any way shall affect the Plan or the construction of any provision thereof. Any terms expressed in the singular form shall be construed as though they also include the plural, where applicable, and the masculine gender shall include the feminine and vice versa.
Funding
     Benefits payable under the Plan will be paid from the general assets of the Company. Nothing herein requires the Company or any subsidiary to maintain any trust, fund or segregated amounts for any individual’s benefit.
Code Section 409A
     The Plan is intended to qualify under an exemption to Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, the total termination allowance payable to a participant under this Plan (i) shall be paid no later than the end of the second calendar year following the calendar year in which the termination of employment occurs and (ii) shall not exceed two times the lesser of (1) the participant’s annual compensation for the calendar year preceding the calendar year in which the termination of employment occurs; or (2) the limit on compensation defined under Code Section 401(a)(17) for the calendar year in which the termination of employment occurs. For the purpose of applying the limitation stated in (ii), the total amount of the termination allowance payable to a participant under this Plan shall be aggregated with and include the total amounts payable to the participant under any other plan or arrangement that would be required to be aggregated with the Plan in accordance with Section 409A and the regulations issued thereunder. To the extent this aggregated amount exceeds the limitation stated in (ii), the termination allowance payable to an participant under this Plan shall be reduced until the limitation is no longer exceeded.
     The Company has adopted this amended and restated U.S. Salaried Employee Severance Plan effective as of May 1, 2010.

ARIZONA CHEMICAL COMPANY, LLC
By:
Name:	David B. Cowfer
Its:	Vice-President, Human Resources & Communications